Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Tuesday, May 2, 2017

NACCO INDUSTRIES, INC.
ANNOUNCES FIRST QUARTER 2017 RESULTS

Cleveland, Ohio, Tuesday, May 2, 2017 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $5.0 million, or $0.73 per diluted share, and revenues of $168.6 million for the first quarter of 2017 compared with consolidated net income of $2.8 million, or $0.41 per diluted share, and revenues of $173.4 million for the first quarter of 2016.
While North American Coal's Centennial mining operations in Alabama have ceased, certain wind-down and reclamation activities are continuing. Because Centennial no longer has active mines, management believes presenting the 2017 and 2016 reported U.S. GAAP financial results on an adjusted basis to exclude Centennial's results will assist investors' understanding of the performance of the active operations of both NACCO Industries, Inc. and North American Coal. "Adjusted Operating Profit" and "Adjusted income" in this press release refer to operating profit and net income adjusted to exclude Centennial's results. For reconciliations from U.S. GAAP results to these adjusted non-GAAP financial results, see pages 12 and 13.
Excluding Centennial, NACCO's 2017 first quarter consolidated Adjusted income was $5.7 million, or $0.84 per diluted share, compared with consolidated Adjusted income of $4.7 million, or $0.69 per diluted share for the first quarter of 2016.
Consolidated Adjusted EBITDA for the first quarter of 2017 was $12.4 million. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results as defined on page 10. For a reconciliation of GAAP results to Adjusted EBITDA, also see page 10.
The Company had cash on hand of $56.4 million as of March 31, 2017 compared with $80.6 million as of December 31, 2016 and $35.7 million as of March 31, 2016. Debt as of March 31, 2017 was $158.0 million compared with $134.8 million as of December 31, 2016 and $163.2 million as of March 31, 2016.
Since the inception of a stock repurchase program announced in May 2016, which permits the repurchase of up to $50 million of the Company's outstanding Class A common stock, NACCO has repurchased approximately 109,300 shares for an aggregate purchase price of $6.0 million. The Company did not repurchase any shares during the first quarter of 2017.

Detailed Discussion of Results
North American Coal - First Quarter Results

North American Coal's deliveries for the first quarter of 2017 and 2016 were as follows:

	2017	2016
Coal tons sold	(in millions)
Unconsolidated mines	9.2	7.0
Consolidated mines	0.7	0.8
Total coal tons sold	9.9	7.8
Limerock deliveries (cubic yards)	7.8	6.8

North American Coal reported net income of $9.3 million and revenues of $28.3 million in the first quarter of 2017, compared with net income of $8.3 million and revenues of $30.3 million in the first quarter of 2016. North American Coal reported income before income tax of $10.6 million in the first quarter of 2017 compared with income before income tax of $8.9 million in the first quarter of 2016.
Revenues decreased primarily as a result of a decrease in tons sold at Mississippi Lignite Mining Company due to reduced customer requirements. An increase in limerock yards delivered at the North American Mining Company partially offset the decrease in revenues.
Centennial reported an operating loss of $1.2 million and no revenue in the first quarter of 2017, compared with an operating loss of $3.1 million and minimal revenue in the first quarter of 2016. Centennial's operating loss declined from the prior year primarily as a result of lower operating costs, including the absence of a $0.8 million charge related to an increase in Centennial's mine reclamation obligation recognized in the prior year first quarter.
Excluding Centennial, North American Coal reported Adjusted income of $10.1 million and Adjusted income before income tax of $11.9 million for the first quarter of 2017 compared with Adjusted income of $10.2 million and Adjusted income before income tax of $12.1 million for the first quarter of 2016. An increase in operating profit at the unconsolidated mining operations as newer mining operations began or increased production was offset by lower operating results at Mississippi Lignite Mining Company caused by the decrease in tons sold.

North American Coal - Outlook
In 2017, North American Coal expects a significant increase in tons sold and income before income tax compared with 2016, including and excluding the effect of Centennial's 2016 asset impairment and legal resolution charges.
Income before income tax in 2017 is expected to benefit from an increase in earnings from the unconsolidated mining operations due to the start of production at Bisti Fuels on January 1, 2017 and to a full year of production at the Coyote Creek mine. In addition, North American Mining Company has commenced operations at additional limerock quarries for a new customer, which is also expected to contribute to the increase in income from the unconsolidated mining operations.
Bisti Fuels expects to deliver between 5.0 to 6.0 million tons of coal per year when the power plant supplied by its customer is operating at anticipated levels. Coyote Creek expects to deliver between 2.0 to 2.5 million tons of coal annually when its customer's power plant operates at anticipated levels. In 2016, Liberty Fuels began delivering coal to its customer for facility testing and commissioning. Production levels at Liberty Fuels are expected to increase gradually and to build to full production of approximately 4.5 million tons of coal annually beginning in 2023, although the pace of future deliveries will be affected by the timing of the Kemper County Energy Facility reaching full operating capacity.
Income before income tax is also expected to benefit moderately from lower expenses related to the Otter Creek reserves in North Dakota and a lower, more moderate, operating loss at Centennial as it manages ongoing mine reclamation obligations. Centennial will continue to evaluate strategies to optimize cash flow, including through the sale of mineral reserves and equipment. The company is evaluating a range of strategies for its Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions in Alabama and global coal markets improve. Cash expenditures related to mine reclamation will continue until reclamation is complete, or ownership of, or responsibility for, the mines is transferred.
The improvement in income before income tax is expected to be partially offset by a decrease in Mississippi Lignite Mining Company's 2017 results, with a substantial decrease in the first half of the year expected to be partially offset by improvements in the second half. Lower results from North American Mining's consolidated limerock mining operations due to an anticipated decline in customer requirements is also expected to partially offset improved income before income tax. As a result of a new oil and gas royalty agreement finalized in the first quarter of 2017, royalty and other income in 2017 is expected to be comparable to 2016.
Cash flow before financing activities is expected to be strong in 2017 but decrease significantly compared with 2016. Capital expenditures are estimated to be approximately $17 million in 2017, of which $3.4 million was expended in the first quarter of 2017.
Over the longer-term, North American Coal continues to expect that the earnings of its unconsolidated operations will increase by approximately 50% from the 2012 level of $45.2 million through the development and maturation of its newer operations and normal escalation of contractual compensation at its existing operations. Income related to North American Coal's newer mines, including the commencement of production at Bisti Fuels and increased deliveries at Liberty Fuels, are expected to advance progress toward this goal in 2017 and beyond. In recent years, generally low U.S. inflation rates have slowed the rate by which fees at unconsolidated mines have escalated and some newer mines, such as Liberty Fuels, have experienced slower than anticipated growth in customer demand. As a result, achievement of the goal to increase earnings of the unconsolidated operations by 50% is currently expected to occur in 2020 or 2021, later than previously anticipated, with the timing ultimately dependent on future inflation rates and customer demand.
North American Coal expects to continue its efforts to develop new mining projects and is pursuing opportunities for new or expanded coal mining projects, although future opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally in aggregates.

Hamilton Beach - First Quarter Results
Hamilton Beach reported net income of $0.7 million and revenues of $114.2 million for the first quarter of 2017 compared with a net loss of $0.3 million and revenues of $115.7 million for the first quarter of 2016. Operating profit increased to $0.8 million in the first quarter of 2017 from $0.1 million in the first quarter of 2016.
Revenues decreased in the first quarter of 2017 compared with the first quarter of 2016 mainly due to reduced sales volumes, primarily in the U.S. consumer retail market in part driven by a decline in retail demand in the first quarter as retailers re-balanced inventory after the holiday-selling season. An increase in revenues from the favorable effect of sales of new and higher-priced products partly offset the effect of the reduced volumes.

Despite the decrease in revenues, both operating profit and net income increased substantially in the first quarter of 2017 compared with the prior year. The increases were primarily due to an improvement in gross profit, which increased as a result of a shift in sales mix to higher-priced and higher-margin products and lower costs, partly offset by reduced sales volumes and an increase in transportation and warehousing expenses. Modestly higher selling, general and administrative expenses partially offset these improvements.

Hamilton Beach - Outlook
Overall consumer confidence, financial pressures experienced by the middle-market consumer and changing consumer buying patterns continue to create uncertainty about the overall growth prospects for the U.S. retail market for small appliances. In this context, 2017 U.S. and Canadian consumer retail markets for small kitchen appliances are expected to be comparable to 2016, while international and commercial markets in which Hamilton Beach participates are expected to continue to grow moderately. Sales are expected to continue to shift from in-store channels to internet sales channels.
Hamilton Beach continues to focus on strengthening the consumer market position of its various product lines through product innovation, promotions, increased placements and branding programs. Hamilton Beach will continue to leverage its strong brand portfolio by introducing new innovative products, as well as upgrades to certain existing products across a wide range of brands, price points and categories in both retail and commercial marketplaces. The company continues to pursue opportunities to create or add product lines and brands that can be distributed in high-end or specialty stores and on the Internet, including the addition of a new CHI®-branded garment care line under a multi-year licensing deal, which began initial shipments during the first quarter of 2017. Hamilton Beach also expects its growing global commercial business to benefit from broader distribution of several newer products.
As a result of this market environment and its product introductions, Hamilton Beach's sales volumes and revenues are expected to increase modestly in 2017 compared with 2016, provided consumer spending is at expected levels. This increase is expected to be slightly more than the anticipated market growth due to enhanced distribution and increased higher-margin product placements resulting from the execution of the company's strategic initiatives, both domestically and internationally.
Net income in 2017 is also expected to increase modestly compared with 2016 as benefits of the increased revenues are expected to be mostly offset by the costs to implement these initiatives, as well as increased advertising and distribution costs. Hamilton Beach continues to monitor currency effects, as well as commodity and other input costs, closely, and intends to continue to adjust product prices and product placements as market conditions permit.
In 2017, cash flow before financing activities is expected to be substantial but lower than 2016. Capital expenditures are expected to be approximately $8 million in 2017, of which $1.0 million was expended in the first quarter of 2017.
Longer term, Hamilton Beach will work to improve return on sales through economies of scale derived from market growth and its strategic revenue growth initiatives. These initiatives are focused on enhancing Hamilton Beach's placements in the North American consumer business, enhancing sales in the e-commerce market, expanding its participation in the "only-the-best" market by investing in new products to be sold under the Wolf Gourmet®, Weston®, Hamilton Beach® Professional and CHI® brand names, expanding internationally in emerging growth markets, increasing its global commercial presence through enhanced global product lines for chains and distributors serving the global food service and hospitality markets and leveraging its other strategic initiatives to drive category and channel expansion.

Kitchen Collection - First Quarter Results
Kitchen Collection reported a net loss of $2.1 million and revenues of $26.7 million for the first quarter of 2017 compared with a net loss of $1.9 million and revenues of $28.4 million for the first quarter of 2016. At March 31, 2017, Kitchen Collection operated 208 stores compared with 222 stores at March 31, 2016. At year-end 2016, Kitchen Collection operated 223 stores.
The decrease in revenues was primarily due to the effect of closing 22 underperforming stores since March 31, 2016 and a decline in comparable store sales. The decrease in comparable store sales was mainly attributable to fewer customer visits, which also resulted in a decline in the number of store transactions, and was partially offset by improvements in the average sales transaction value. Sales at newly opened Kitchen Collection® stores and an increase in e-commerce sales also partially offset the revenue decrease.
The first quarter 2017 net loss increased moderately compared with the first quarter of 2016 primarily as a result of a shift in sales mix to lower margin products.

Kitchen Collection - Outlook
A shift in consumer shopping patterns has led to declining consumer traffic to physical retail locations and reduced in-store transactions as consumers buy more over the Internet or utilize the Internet for comparison shopping. Financial pressures on middle-market consumers interested in housewares and small appliances continue to persist and have also adversely affected sales trends in these categories over the last few years. These factors are expected to continue to limit Kitchen Collection's target consumers' spending on housewares and small appliances, resulting in continued market softness in 2017. Given this market environment, Kitchen Collection expects to continue to aggressively manage its store portfolio and continue its focus on a smaller core group of profitable Kitchen Collection® outlet stores. The company closed 17 stores early in the first quarter of 2017 and plans to open a limited number of stores throughout the remainder of the year in more favorable mall locations. As a result of these actions, Kitchen Collection anticipates revenues to decline modestly in 2017 compared with 2016, with full-year 2017 operating results comparable to 2016, provided customer visits are at expected levels. Kitchen Collection also expects to generate modest cash flow before financing activities in 2017. Capital expenditures are expected to be approximately $1.5 million in 2017, of which $0.3 million was expended in the first quarter of 2017.
Kitchen Collection aims to provide consumers with products they want at affordable prices. Kitchen Collection's continued focus on increasing the average sale per transaction, the average closure rate and the number of items per transaction through the continued refinement of its format and improved customer interactions to enhance customers' store experience is expected to generate sales growth over time. Additionally, improved product offerings, a focus on sales of higher-margin products, merchandise mix and displays, new store profitability, closure of underperforming stores and optimizing expense structure are expected to generate improved operating profit over time. As a result, Kitchen Collection believes its smaller core store portfolio is well positioned to take advantage of any future market rebound.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Tuesday, May 2, 2017 at 9:00 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 4088332, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 9, 2017. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted income before income tax, Adjusted income and Adjusted income per diluted share are measures of income (loss) before tax, income and earnings per diluted share that differ from financial results measured in accordance with GAAP. The adjusted financial measures are GAAP financial measures adjusted to exclude Centennial. Adjusted EBITDA and the adjusted financial measures in this press release are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted income before income tax, Adjusted income, Adjusted income per diluted share and Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim North American Coal mining areas, (8) costs to pursue and develop new mining opportunities, (9) changes to or termination of a long-term mining contract, or a customer default under a contract, (10) the timing and pricing of transactions to dispose of assets at the Centennial operations, (11) delays or reductions in coal deliveries at North American Coal's newer mines, and (12) increased competition, including consolidation within the industry.

Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation.
Kitchen Collection: (1) increased competition, including through online channels, (2) shift in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (3) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (4) changes in costs, including transportation costs, of inventory, (5) delays in delivery or the unavailability of inventory, (6) customer acceptance of new products, (7) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (8) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines coal primarily for use in power generation and provides value-added services for natural resource companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31
	2017	2016
	(In thousands, except per share data)

Revenues	$168,582	$173,421
Cost of sales	129,447	133,416
Gross profit	39,135	40,005
Earnings of unconsolidated mines	14,955	12,648
Operating expenses
Selling, general and administrative expenses	46,193	46,015
Amortization of intangible assets	932	982
Loss (gain) on sale of assets	(403)	244
	46,722	47,241
Operating profit	7,368	5,412
Other (income) expense
Interest expense	1,347	1,505
Income from other unconsolidated affiliates	(308)	(303)
Closed mine obligations	383	376
Other, net, including interest income	(702)	53
	720	1,631
Income before income tax provision	6,648	3,781
Income tax provision	1,670	979
Net income	$4,978	$2,802

Basic earnings per share	$0.73	$0.41
Diluted earnings per share	$0.73	$0.41

Dividends per share	$0.2675	$0.2625

Basic Weighted Average Shares Outstanding	6,806	6,857
Diluted Weighted Average Shares Outstanding	6,843	6,885

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31
	2017	2016
	(In thousands)
Revenues
North American Coal	$28,300	$30,287
Hamilton Beach	114,154	115,740
Kitchen Collection	26,665	28,383
Eliminations	(537)	(989)
Total	$168,582	$173,421

Operating profit (loss)
North American Coal	$11,326	$9,742
Hamilton Beach	782	67
Kitchen Collection	(3,279)	(2,890)
NACCO and Other	(1,520)	(1,441)
Eliminations	59	(66)
Total	$7,368	$5,412

Income (loss) before income tax provision (benefit)
North American Coal	$10,637	$8,916
Hamilton Beach	1,102	(402)
Kitchen Collection	(3,332)	(2,937)
NACCO and Other	(1,818)	(1,730)
Eliminations	59	(66)
Total	$6,648	$3,781

Net income (loss)
North American Coal	$9,289	$8,253
Hamilton Beach	689	(261)
Kitchen Collection	(2,143)	(1,868)
NACCO and Other	(1,338)	(1,067)
Eliminations	(1,519)	(2,255)
Total	$4,978	$2,802

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	6/30/2016	9/30/2016	12/31/2016	3/31/2017	3/31/2017 Trailing 12 Months
	(In thousands)
Net income (loss)	$3,116	$(442)	$24,131	$4,978	$31,783
Centennial asset impairment charge	—	17,443	—	—	17,443
Income tax provision (benefit)	(1,439)	(544)	5,867	1,670	5,554
Interest expense	1,470	1,322	1,395	1,347	5,534
Interest income	(43)	(56)	(66)	(69)	(234)
Depreciation, depletion and amortization expense	4,516	5,215	5,353	4,488	19,572
Adjusted EBITDA*	$7,620	$22,938	$36,680	$12,414	$79,652

* Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income (loss) before asset impairment charges and income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)

ADJUSTED NORTH AMERICAN COAL INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended
	March 31
	2017	2016
	(In thousands)
Gross profit (loss) - Centennial	$(1,361)	$(2,829)
Gross profit - other consolidated mines	3,378	6,367
Gross profit - royalty and other	2,575	2,490
Total gross profit	4,592	6,028
Earnings of unconsolidated mines	14,955	12,648
Operating expenses
Selling, general and administrative expenses	7,634	8,297
Amortization of intangibles	587	637
Operating profit	11,326	9,742
Other expense	689	826
Income before income tax provision	$10,637	$8,916
Elimination of Centennial:
Gross loss - Centennial	1,361	2,829
Other Centennial adjustments	(123)	310
Total Centennial adjustments	1,238	3,139

Adjusted North American Coal income before income tax provision (1)	$11,875	$12,055

(1) Adjusted North American Coal Income Before Income Tax is a measure of income that differs from Income (Loss) Before Income Tax measured in accordance with U.S. GAAP. Adjusted North American Coal Income Before Income Tax is adjusted to exclude Centennial. Management believes that Adjusted North American Coal Income Before Income Tax will assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using this non-GAAP financial measure. See page 12 for a complete reconciliation from US. GAAP financial results to non-GAAP financial results.

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (2)
	Three Months Ended
	March 31
	2017	2016
	(In thousands)
Balance at beginning of period	$18,171	$19,084
Liabilities settled during the period	(61)	(754)
Accretion expense	258	283
Revision of estimated cash flows	—	824
Balance at end of period	$18,368	$19,437

(2) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures for mine reclamation. Liabilities settled during the period represent cash payments.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)
Reconciliation of North American Coal Financial and Operating Highlights "As Reported" to North American Coal Adjusted Financial and Operating Highlights
Excluding "Centennial Natural Resources"

	Three Months Ended March 31, 2017
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)
North American Coal Revenues	$28,300	$—	$28,300

North American Coal Gross profit	$4,592	$1,361	$5,953

North American Coal Operating profit	$11,326	$1,202	$12,528
North American Coal Other (income) expense	689	(36)	653
North American Coal Income before income tax provision (benefit)	10,637	1,238	11,875
North American Coal Income tax provision (benefit)(1)	1,348	470	1,818
North American Coal Net income	$9,289	$768	$10,057

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended March 31, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)

North American Coal Revenues	$30,287	$(333)	$29,954

North American Coal Gross profit	$6,028	$2,829	$8,857

North American Coal Operating profit	$9,742	$3,098	$12,840
North American Coal Other (income) expense	826	(41)	785
North American Coal Income before income tax provision	8,916	3,139	12,055
North American Coal Income tax provision (1)	663	1,193	1,856
North American Coal Net income	$8,253	$1,946	$10,199

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA (UNAUDITED)
Reconciliation of NACCO Consolidated Financial and Operating Highlights "As Reported" to NACCO Consolidated Adjusted Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended March 31, 2017
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$168,582	$—	$168,582

Operating profit	$7,368	$1,202	$8,570
Other expense	720	(36)	684
Income before income tax provision	6,648	1,238	7,886
Income tax provision(1)	1,670	470	2,140
Net income	$4,978	$768	$5,746

Basic earnings per share	$0.73		$0.84
Diluted earnings per share	$0.73		$0.84

Basic Weighted Average Shares Outstanding	6,806		6,806
Diluted Weighted Average Shares Outstanding	6,843		6,843

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended March 31, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$173,421	$(333)	$173,088

Operating profit	$5,412	$3,098	$8,510
Other expense	1,631	(41)	1,590
Income before income tax provision	3,781	3,139	6,920
Income tax provision(1)	979	1,193	2,172
Net income	$2,802	$1,946	$4,748

Basic earnings per share	$0.41		$0.69
Diluted earnings per share	$0.41		$0.69

Basic Weighted Average Shares Outstanding	6,857		6,857
Diluted Weighted Average Shares Outstanding	6,885		6,885

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA (UNAUDITED)
Adjusted Consolidated Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended
	March 31
	2017 Adjusted	2016 Adjusted
	(In thousands)
Revenues
North American Coal	$28,300	$29,954
Hamilton Beach	114,154	115,740
Kitchen Collection	26,665	28,383
Eliminations	(537)	(989)
Total	$168,582	$173,088

Operating profit (loss)
North American Coal	$12,528	$12,840
Hamilton Beach	782	67
Kitchen Collection	(3,279)	(2,890)
NACCO and Other	(1,520)	(1,441)
Eliminations	59	(66)
Total	$8,570	$8,510

Income (loss) before income tax provision (benefit)
North American Coal	$11,875	$12,055
Hamilton Beach	1,102	(402)
Kitchen Collection	(3,332)	(2,937)
NACCO and Other	(1,818)	(1,730)
Eliminations	59	(66)
Total	$7,886	$6,920

Net income (loss)
North American Coal	$10,057	$10,199
Hamilton Beach	689	(261)
Kitchen Collection	(2,143)	(1,868)
NACCO and Other	(1,338)	(1,067)
Eliminations	(1,519)	(2,255)
Total	$5,746	$4,748

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. and North American Coal. In addition, management evaluates results using these non-GAAP financial measures.